Exhibit 3.1
Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SPANISH BROADCASTING SYSTEM, INC.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JULY, A.D. 2011, AT 11:14 O’CLOCK A.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE ELEVENTH DAY OF JULY, A.D. 2011, AT 11:59 O’CLOCK P.M.

2407238 8100 110789716 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W Bullock Jeffrey W Bullock, Secretary of State AUTHENTICATION: 8880643 DATE: 07-05-11

State of Delaware Secretary of State Division of Corporations Delivered 12:02 PM 07/05/2011 FILED 11:14 AM 07/05/2011 SRV 110789716 — 2407238 FILE
CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SPANISH BROADCASTING SYSTEM, INC.
Pursuant to Section 242 of
the General Corporation Law
of the State of Delaware
SPANISH BROADCASTING SYSTEM, INC. (the “Corporation”) organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation, Article Five of the Third Amended and Restated Certificate of Incorporation is amended by adding Section 5.8 as follows:
5.8 Reverse Stock Split. Each ten (10) shares of the Corporation’s Class A common stock, par value $.0001 per share (the “Class A common stock”), and Class B common stock, par value $0001 per share (the “Class B common stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A common stock and Class B common stock, respectively, without any further action by the Corporation or the holders thereof. No fractional shares shall be issued and instead, a fraction of a share will be rounded up to one whole share. Each certificate that immediately prior to the Effective Time represented shares of Class A common stock or Class B common stock, as the case may be (the “Old Certificates”), shall thereafter represent that number of shares of Class A common stock or Class B common stock, as the case may be, into which the shares of Class A common stock or Class B common stock, as the case may be, represented by the Old Certificate shall have been combined, subject to the rounding up of fractional share interests as described above.
SECOND: This Certificate of Amendment shall become effective as of July 11, 2011 at 11:59 p.m., Eastern Standard Time.
THIRD: This Certificate of Amendment was duly authorized by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders at the Annual Meeting of the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 5th day of July, 2011.

SPANISH BROADCASTING SYSTEM INC.
By:	/s/ Joseph A. Garcia
	Name:	Joseph A. Garcia
	Title:	Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary